Exhibit 99.1

NEWS RELEASE NOT FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s To Revise Financial Results Due To Error
In Ethanol Excise Tax Reporting

Business Fundamentals Remain Strong
Remains Committed to Achieving Fiscal 2015 Goals

Ankeny, Iowa, November 24, 2014—Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY) today announced that it will revise its financial statements for fiscal years 2012, 2013 and 2014 and the first quarter of fiscal year 2015, due to an inadvertent accounting and reporting error that occurred during these periods.  The revision is related to the treatment of the excise tax on ethanol following a change in the law governing ethanol blending credits, which was discovered by the Company during a routine Internal Revenue Service examination.  Casey’s voluntarily reported this error, has been cooperating fully with the IRS, and has paid $30.4 million in taxes due as well as $1.1 million in interest to resolve this matter.

Since discovery, Casey’s has been taking steps to improve the oversight and controls of its excise tax accounting and reporting.  Among the actions being taken, Casey’s has centralized the excise tax return process under the authority of its Tax Department and added additional oversight, including two separate reviews of excise tax forms by senior members of management.  The Company is also enhancing its information technology solutions to facilitate the preparation of the excise tax return and enhance monitoring of the payment of excise taxes.

Casey’s Chairman and CEO Robert J. Myers said, “We deeply regret the errors that led to this revision, and we are taking swift and decisive action to enhance our excise tax reporting process and systems to resolve this issue.  While we are disappointed to revise our financial results, it’s important to note this inadvertent error was in a single area of our reporting.”

Prior to January 1, 2012, Casey’s received a credit from the federal government for the blending of ethanol and gasoline commonly known as “splash” blending.  Up to this time, ethanol gallons were being correctly accounted for on the excise tax return and the applicable tax owed was offset or netted against the credit.  After the credit expired effective December 31, 2011, Casey’s continued the practice of blending ethanol and gasoline, thus obligating the Company to pay the excise tax of $0.184 per gallon, without the offsetting benefit of the corresponding credit.  After January 1, 2012, Casey’s continued to file the quarterly IRS Form 720; however, the ethanol gallons blended and related tax for the ethanol activity were inadvertently omitted from the form.  As a result, Casey’s failed to record the proper federal excise taxes for blended ethanol gallons for the period of January 1, 2012 through July 31, 2014.

The aggregate impact of the unrecorded excise taxes for the period from January 1, 2012 through July 31, 2014, including accrued interest, is approximately $31.5 million.  Over that period, the impact to Casey’s fully diluted earnings per share is approximately 4.5 cents in each of the affected quarters.

Fiscal 2012 Impact
The total excise tax error was $3.5 million.  There was no interest owed for the fiscal 2012 omission.  The total impact reduces diluted earnings per share from $3.04 to $2.99, a reduction of $0.05 per share, or 1.6%.
Fiscal 2013 Impact
The excise tax error was $11.3 million, and the interest paid was $217,000.  The total impact, including interest paid, reduces diluted earnings per share from $2.86 to $2.69, a reduction of $0.17 per share, or 5.9%.
Fiscal 2014 Impact
The excise tax error was $12.3 million, and the interest paid was $645,000.  The total impact, including interest paid, reduces diluted earnings per share from $3.46 to $3.26, a reduction of $0.20 per share, or 5.8%.
Fiscal 2015 First Quarter Impact
The excise tax error was $3.3 million, and the interest paid was $207,000.  The total impact, including interest paid, reduces diluted earnings per share from $1.34 to $1.28, a reduction of $0.06 per share, or 4.5%.

Myers added, “Casey’s business fundamentals and outlook remain strong and the revision does not impact our capital allocation plans or our long term growth strategy.  We remain on track to continue expanding with new and profitable store locations and growing same store sales across our network.  We look forward to executing on those initiatives and continuing to create meaningful, sustainable value for shareholders.”

The revision is not expected to affect Casey’s continued quarterly dividend payments of $0.20 per share, increased from $0.18 per share in June 2014.  Additionally, Casey’s long term growth plans remain on track, and the Company remains committed to achieving its financial goals for Fiscal 2015.

Casey’s financial goals for Fiscal 2015 include:
o	Increase same-store fuel gallons sold 1% with an average margin of 15.3 cents per gallon
o	Increase same-store grocery & other merchandise sales 5.3% with an average margin of 32.1%
o	Increase same-store prepared food & fountain sales 9.5% with an average margin of 60%
o	Build or acquire 72 to 108 stores and replace 25 existing locations

Casey’s, in consultation with its Audit Committee, has identified a material weakness in its internal control over financial reporting concerning the preparation and review of quarterly federal excise tax returns filed with the IRS relating to the Company’s ethanol blending activities when the tax regulations changed.  The internal controls in place at the time were not responsive to changes in circumstances.  Casey’s is currently in the process of remediating this material weakness and implementing new procedures related to its accounting for excise taxes.  Casey’s plans to file a Form 10-K/A for the year ended April 30, 2014, and a Form 10-Q/A for the first fiscal quarter ended July 31, 2014 with the U.S. Securities and Exchange Commission.  The Company today filed a Form 8-K containing additional information on this matter.

Conference Call Information
Casey’s will hold a conference call on November 24, 2014 at 4:00 p.m. CST (5:00 p.m. EST). The call will be broadcast live over the Internet via the Investor Relations section of our Web site and will be available in an archived format.

Forward-Looking Statements
Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.”  Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operation, including descriptions of its business strategies.  These statements often include words such as “believe,” “expect,” “plan,” “goal,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could” or similar expressions.  These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate in these circumstances.  The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in future reports on SEC Forms 10-K, 10-Q and 8-K.  Some important factors that could affect the Company’s actual results include, among others, the inherent uncertainty associated with financial projections, the review of the Company’s internal financial records and controls that is being conducted, the risk that additional information may arise prior to the expected filings with the SEC, the additional time that may be required to complete the review, the timing and nature of the final resolution of the accounting issues discussed in this release, any delay in the filing of required periodic reports with the SEC, the ability of the Company to remediate any material weakness in its internal control over financial reporting, increased regulatory, media, or financial reporting issues and practices, rumors, or otherwise, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, volatility of our stock price, and those that may be disclosed from time to time in future reports filed with the SEC and those described under “Risk Factors” set forth in Item 1A of the annual reports on Form 10-K for the year ended April 30, 2014 of the Company.  You should not place undue reliance on forward-looking statements.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate information is available at this Web site: http://www.caseys.com.

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